(m)(5)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED DISTRIBUTION PLAN

CLASS C SHARES

Name of Fund

ING Classic Money Market Fund

ING Floating Rate Fund

ING High Yield Bond Fund

ING Intermediate Bond Fund